Exhibit 8.2

Boards of Directors
Malvern Federal Mutual Holding Company
Malvern Federal Bancorp, Inc.
Malvern Federal Savings Bank
Malvern Bancorp, Inc.

42 East Lancaster Avenue
Paoli, Pennsylvania 19301

Dear Board Members:

PRELIMINARY STATEMENT

You have requested our opinion relating to certain Pennsylvania tax consequences of the transactions that will occur pursuant to the Plan of Conversion and Reorganization (the “Plan”) between and among Malvern Federal Mutual Holding Company, a federally chartered mutual holding company (the “Mutual Holding Company”), Malvern Federal Bancorp, Inc., a federally chartered mid-tier holding company (the “Mid-Tier Holding Company”), Malvern Bancorp, Inc, the Pennsylvania corporation recently organized to become the new holding company for Malvern Federal Savings Bank (the “Holding Company”), and Malvern Federal Savings Bank, a federally chartered stock savings association which is currently a wholly-owned subsidiary of the Mid-Tier Holding Company (the “Bank”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Elias, Matz, Tiernan & Herrick L.L.P., special tax counsel to Mutual Holding Company, Mid-Tier Holding Company, Holding Company and Bank, have issued an opinion, dated May 30, 2012 (the “Federal Income Tax Opinion”) as to certain federal income tax issues relating to the Plan, which we have reviewed.  The conclusions set forth herein rely upon the proposed transactions, facts, assumptions, representations and conclusions as set forth in the Federal Income Tax Opinion.

FACTS

We incorporate by reference the facts set out in the Federal Income Tax Opinion and summarize those facts as follows:

1.

The Bank is a Federally chartered stock savings association headquartered in Paoli, Pennsylvania.

2.

The Bank reorganized into the mutual holding company form of organization in 2008 by organizing a federally chartered, stock-form savings association known as Malvern Federal Savings Bank as a wholly owned subsidiary of a newly formed federally chartered stock-form mid-tier holding company known as Malvern Federal Bancorp, Inc. .

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3.

The Mid-Tier Holding Company simultaneously issued a majority interest of its common stock to a newly formed federally chartered mutual holding company known as Malvern Federal Mutual Holding Company, and sold a minority interest of its shares of common stock to certain depositors of the Bank and others in a public offering.

The Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company and the Bank have adopted the Plan to provide for the conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization.

A new Pennsylvania stock corporation, the Holding Company, was incorporated on May 16, 2012 as part of the Conversion and Reorganization (as defined below) and will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will issue Holding Company Common Stock in the Conversion and Reorganization.

CONVERSION AND REORGANIZATION

The Plan contemplates that each of the integrated transactions described below (collectively, the “Conversion and Reorganization”) will be undertaken pursuant to the Plan:

(1)    The Mid-Tier Holding Company shall establish the Holding Company as a first-tier stock subsidiary.

(2)    The Mutual Holding Company will convert to stock form (the “MHC Conversion”) and immediately thereafter merge with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company being the survivor thereof (the “MHC Merger”).  Eligible Account Holders and Supplemental Eligible Account Holders will automatically, without any further action on the part of the holders thereof, constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.  The shares of the Mid-Tier Holding Company held by the Mutual Holding Company immediately prior to the MHC Merger will be cancelled.

(3)    Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company, with the Holding Company being the survivor thereof (the “Mid-Tier Holding Company Merger”).  As part of the Mid-Tier Holding Company Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the MHC Merger will automatically, without any further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account, and the shares of Mid-Tier Holding Company Common Stock held by Public Shareholders will be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio, plus cash in lieu of any fractional share interest.

(4)    Immediately after the Mid-Tier Holding Company Merger, the Holding Company will issue shares of Holding Company Common Stock in the Offering in accordance with the terms of the Plan.

(5)    The Holding Company will contribute a portion of the net proceeds of the Offering to the Bank in exchange for Bank Common Stock and the Bank Liquidation Account.

Following the Conversion and Reorganization, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 15 of the Plan, the initial balance of the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of Mid-Tier Holding Company Common Stock owned by the Mutual Holding Company multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final offering Prospectus utilized in the Offering  plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion and Reorganization (excluding the ownership of Mid-Tier Holding Company Common Stock). Pursuant to Section 15 of the Plan, a Bank Liquidation Account will be established and maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to remain depositors of the Bank.  The terms of the Liquidation Account and the Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are described in Section 15 of the Plan.

The Liquidation Account maintained by the Holding Company for the benefit of Account Holders should have a fair market value of zero. There is no history of any holder of an interest in a similar liquidation account receiving any payment attributable to the liquidation account, the interests in the Liquidation Account and Bank Liquidation Account are not transferable,  the amounts due under the Liquidation Account with respect to each Account Holder (and corresponding amounts due under the Bank Liquidation Account) will be reduced as their deposits in the Bank are reduced as described in the Plan, and the Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account.  RP Financial, LC has issued an opinion, dated May 30, 2012 to the effect that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets should not have any economic value at the time of the Conversion and Reorganization.

All of the shares of Mid-Tier Holding Company Common Stock (other than shares owned by the Mutual Holding Company) outstanding immediately prior to the effective time of the Mid-Tier Holding Company Merger will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio, plus cash in lieu of fractional shares. Immediately following the Mid-Tier Holding Company Merger, additional shares of Holding Company Common Stock will be sold to members of the Bank, and former shareholders of the Mid-Tier Holding Company and to members of the public in the Offering.

As a result of the Mid-Tier Holding Company Merger and the MHC Merger, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion and Reorganization.

The stockholders of the Holding Company will be the former minority stockholders of the Mid-Tier Holding Company immediately prior to the Mid-Tier Holding Company Merger, plus those persons who purchase shares of Holding Company Common Stock in the Offering.

Rights to subscribe for the Holding Company Common Stock will be granted, in order of priority, to (i) depositors of the Bank who have account balances of $50.00 or more as of the close of business on December 31, 2010 (“Eligible Account Holders”), (ii) the Holding Company’s tax-qualified employee stock ownership plan, (iii) depositors of the Bank who have account balances of $50.00 or more as of the close of business on the Supplemental Eligibility Record Date (“Supplemental Eligible Account Holders”) and (iv) members of the Bank as of the Voting Record Date (other than Eligible Account Holders and Supplemental Eligible Account Holders).  Subscription rights are nontransferable. The Holding Company may also offer shares of Holding Company Common Stock not subscribed for in the subscription offering, if any, for sale in a Community Offering and/or Syndicated Community Offering to certain members of the general public.

The subscription rights are to be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price paid by members of the general public in any Community Offering, with the price to be paid for the common stock being equal to the value determined by an independent appraiser.  RP Financial, LC has issued an opinion dated may 30, 2012 to the effect that the subscription rights should have no economic value at either the time of distribution to the recipients or at the time of their exercise.

LAW AND ANALYSIS

The Federal Income Tax Opinion concludes that each of the MHC Conversion, MHC Merger and Mid-Tier Holding Company Merger will be regarded as “reorganizations” within the meaning of section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that each of Mutual Holding Company, Mid-Tier Holding Company and Holding Company will be regarded as “parties” to the reorganization in relation to the Conversion and Reorganization within the meaning of section 368(b) of the Code. Consequently, the Federal Income Tax Opinion concludes that: 1) pursuant to section 361(a) of the Code, no gain or loss will be recognized by any of Mutual Holding Company, Mid-Tier Holding Company and Holding Company in respect of the transactions contemplated by the Plan; 2) pursuant to section 354(a) of the Code, the Account Holders will not recognize gain or loss in relation to their exchange of liquidation interests in Mutual Holding Company for liquidation interests in Mid-Tier Holding Company and the shareholders of Mid-Tier Holding Company and the Account Holders will not recognize gain or loss  in relation to their exchange of shares or liquidation interests in Mid-Tier Holding Company for shares in Holding Company or interests in the Liquidation Account.

The Federal Income Tax Opinion also concludes that more likely than not the Account Holders will not recognize taxable income upon constructive receipt of a distribution of interests in the Bank Liquidation Account and receipt or exercise of the subscription rights.

Pennsylvania imposes a Corporate Net Income ("CNI") Tax on domestic and foreign corporations for the privilege of doing business, carrying on activities, or having capital employed or used or owning property in Pennsylvania. See 72 P.S. §7402, Act of March 4, 1971, P.L. 6.  Certain entities are specifically excluded from the CNI Tax including building and loan associations, banks, bank and trust companies, national banks, savings institutions, trust companies, insurance and surety companies and Pennsylvania S corporations. See 72 P.S. §7401(1).  Mutual Holding Company and the Mid-Tier Holding Company are subject to the CNI Tax as they do not qualify for any of the exclusions.  The computation of the CNI Tax begins with federal taxable income before any net operating loss and special deductions, as reported on federal form 1120 on a separate-company basis. See 72 P.S. §7401(3)1(a) and 61 Pa. Code §153.11(a). Adjustments to federal taxable income are then made to arrive at income subject to CNI Tax. However, none of those adjustments are relevant to the CNI Tax effects of the Conversion and Reorganization.

The Federal Income Tax Opinion concludes that for federal income tax purposes, no gain or loss will be recognized by Mutual Holding Company, Mid-Tier Holding Company or Holding Company in the proposed Conversion and Reorganization. Accordingly, no gain or loss will be recognized by Mutual Holding Company, Mid-Tier Holding Company or Holding Company for CNI Tax purposes in the proposed Conversion and Reorganization.

Section 72 PA Stat. Ann, § 7303(3)(iv) provides that the term “sale, exchange or other disposition” shall not include the exchange of stock or securities in a corporation a party to a reorganization in pursuance of a plan of reorganization, solely for stock or securities in such corporation or in another corporation a party to the reorganization . . ..” Therefore, no gain or loss will be recognized by the Public Shareholders for Pennsylvania Personal Income Tax purposes upon their exchange of shares in Mid-Tier Holding Company for shares of Holding Company in the Mid-Tier Holding Company Merger.

Pennsylvania law does not define the term “stock or securities” for Pennsylvania Personal Income Tax purposes. However, the liquidation interests and the interests in the Liquidation Account received by the Account Holders do represent an ownership interest in the merged entities. Accordingly, we believe that the liquidation interests exchanged by the Account Holders in the MHC Merger and the interest in the Liquidation Account received by the Account Holders in the Mid-Tier Holding Company Merger will more likely than not constitute “stock or securities” under 72 PA Stat. Ann, § 7303(3). Thus, it is more likely than not that the exchanges related to the liquidation interests and interests in the Liquidation Account in the MHC and Mid-Tier Holding Company mergers will in each case not constitute a “sale, exchange or other disposition” under 72 PA Stat. Ann, § 7303(3) (iv) and therefore it is more likely than not that no gain or loss will be recognized for Pennsylvania Personal Income Tax purposes to the Account Holders related to such exchanges.

Because the Account Holder interests in the Liquidation Account are reduced as their deposits in the Bank are reduced and the Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account, the Bank Liquidation Account it is more likely than not that the interests in the Bank Liquidation Account constructively distributed to the Account Holders will have no economic value. Therefore, it is more likely than not that the Account Holders will not recognize income for Pennsylvania Personal Income Tax Purposes related to the constructive distribution to the Account Holders of interests in the Bank Liquidation Account.  Pennsylvania taxable income could only be computed if there is an economic value to the interests in the Bank Liquidation Account when it is distributed or if the interests in the Bank Liquidation Account are subsequently found to have an economic value. See 72 P.S. §§ 7301- 7303; 61 Pa. Code § 103.13.

Because the subscription rights will be granted at no cost to the recipients and only provide the grantees with the right to purchase shares of common stock at the same price to be paid by members of the general public in any Community Offering, it is more likely than not that the subscription rights will have no economic value at either the date of grant or the date of exercise and, therefore, it is more likely than not that the recipients will not recognize taxable income for Pennsylvania Personal Income Tax purposes upon either receipt or exercise of the subscription rights.  Pennsylvania taxable income could only be computed if the subscription rights have an economic value as for example if the subscription rights allowed the grantees to purchase common stock at a price below the price members of the general public would have to pay to purchase the same common stock.  See 72 P.S. §§ 7301- 7303 and 61 Pa. Code § 103.13.

The payment of cash to Public Shareholders of the Mid-Tier Holding Company in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Holding Company Merger and then redeemed by the Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares with the result that such shareholders will have gain or loss for Pennsylvania Personal Income Tax purposes to the extent that the cash they receive differs from the basis allocable to such fractional shares.

Pennsylvania imposes a sales tax under 72 P.S. §§7201 - 7282.  The basis for imposing this tax is broadly defined as a “sale at retail of tangible personal property” unless it is specifically exempted. There are no specific exemptions in the statutes or regulations for transfers of tangible personal property in mergers, consolidations, and acquisitions.  However, a Pennsylvania court has held that transfers of property to a surviving corporation pursuant to a merger are not taxable, because the transfer is not voluntary, but occurs by operation of law.  See National Dairy Products Corp. v. Secretary of Revenue, 16 D&C2d 390, 72 Dauphin. 112, June 30, 1958.

Moreover, were the transfer of tangible property deemed to be a sale, it would appear the transfer of assets would be exempt from Pennsylvania Sales Tax under Pennsylvania’s Occasional Sales Tax Exemption. See 72 PS. §7204(1), Reg. §31.3(2) & Reg. §32.4(a) (2) (iii).  Isolated transactions are not subject to sales or use tax.  Isolated sales are defined as infrequent sales of a nonrecurring nature made by a person not engaged in the business of selling tangible personal property.  The sale of an entire business by the owner thereof is exempt from sales tax except that the value of any motor vehicle constituting part of such sale is not exempt. Therefore, the transfers of tangible personal property from Mutual Holding Company to Mid-Tier Holding Company and from Mid-Tier Holding Company to Holding Company will not attract Pennsylvania Sales Tax.

OPINIONS

Based upon our review of the agreements and documents mentioned herein, additional representations and information provided and the facts, assumptions and conclusions of the Federal Income Tax Opinion, it is our opinion that:

1)

No gain or loss will be recognized by Mutual Holding Company, Mid-Tier Holding Company or Holding Company for Pennsylvania CNI Tax purposes in the proposed Conversion and Reorganization.

2)

No gain or loss will be recognized for Pennsylvania Personal Income Tax purposes by the Account Holders in the exchange of liquidation interests in Mutual Holding Company for liquidation interests in Mid-Tier Holding Company pursuant to the MHC Merger or the exchange of liquidation interests in the Mid-Tier Holding Company for interests in the Liquidation Account in the Mid-Tier Holding Company Merger.

3)

It is more likely than not that no taxable income will be recognized by the Account Holders for Pennsylvania Personal Income Tax purposes related to the constructive distribution to the Account Holders of interests in the Bank Liquidation Account.

4)

It is more likely than not that neither the issuance of subscription rights to the recipients nor the exercise of those rights by recipients will result in any taxable income to the recipients for Pennsylvania Personal Income Tax purposes.

5)

No gain or loss will be recognized for Pennsylvania Personal Income Tax Purposes by Public Shareholders of Mid-Tier Holding Company upon the exchange of their Mid-Tier Holding Company Common Stock for Holding Company Common Stock in the Mid-Tier Holding Company Merger, except for cash paid in lieu of fractional shares.

6)

Public Shareholders who receive cash payments in exchange for fractional shares will recognize gain or loss, to the extent that the cash they receive differs from the basis allocable to such fractional shares.

7)

The transfers of tangible personal property pursuant to the MHC Merger and the Mid-Tier Holding Company Merger will not attract any Pennsylvania Sales and Use Tax liability.

8)

The transfer of real estate pursuant to the MHC Merger and the Mid-Tier Holding Company Merger will not attract any Pennsylvania Real Estate Transfer Tax.

Since this opinion letter is provided in advance of the closing of the Conversion and Reorganization, we have assumed that the transactions will be consummated as described herein. Any differences could cause us to modify the opinions expressed herein.

In providing our opinion, we have considered the provisions of Pennsylvania tax law, regulations, rulings and Pennsylvania judicial precedent as well as the Code, Treasury regulations, federal judicial precedent and Internal Revenue Service rulings, to date.  A change in the authorities upon which our opinion is based could affect our conclusions. Moreover, there can be no assurances that our opinions expressed herein, if challenged, will be accepted by the Commonwealth of Pennsylvania. We have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures.  We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

In issuing our opinions, we have assumed that the transactions comprising the Conversion and Reorganization have been duly and validly authorized and that the various representations and warranties provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Conversion and Reorganization under the federal income tax laws.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Application for Conversion and Reorganization.

Very truly yours,

PARENTEBEARD LLC

Certified Public Accountants

July 30, 2012

Philadelphia